UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Choice Hotels International, Inc.

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CHOICE HOTELS INTERNATIONAL, INC.

10750 Columbia Pike

SILVER SPRING, MARYLAND 20901

NOTICE OF ANNUAL MEETING

To Be Held May 4, 2004

To the Stockholders of

CHOICE HOTELS INTERNATIONAL, INC.

The 2004 Annual Meeting of Stockholders of Choice Hotels International, Inc., a Delaware corporation (the “Company”), will be held in the Chesapeake Room at the Choice Hotels Learning Center, 10720 Columbia Pike, Silver Spring, Maryland on May 4, 2004 at 9:00 a.m. (E.S.T.) for the following purposes:

1.	To elect two Class I directors to hold office for a three year term ending at the 2007 Annual Meeting of Stockholders and until their successors are elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers, LLP (“PricewaterhouseCoopers”) as the Company’s independent auditors for the fiscal year ending December 31, 2004; and

3.	To transact other business properly coming before the Annual Meeting.

Stockholders who owned shares of our stock of record at the close of business on March 10, 2004 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) or postponement(s) thereof. Stockholders are reminded that your shares of Choice Hotels common stock cannot be voted unless you properly execute and return the enclosed proxy card or make other arrangements to have your shares represented at the meeting. A list of stockholders will be available for inspection at the office of the Company located at 10750 Columbia Pike, Silver Spring, Maryland, at least 10 days prior to the Annual Meeting.

By Order of the Board of Directors

CHOICE HOTELS INTERNATIONAL, INC.

Michael J. DeSantis

Secretary

March 22, 2004

Silver Spring, Maryland

TO VOTE YOUR SHARES, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED

PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

CHOICE HOTELS INTERNATIONAL, INC.

10750 COLUMBIA PIKE

SILVER SPRING, MARYLAND 20901

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

May 4, 2004

GENERAL INFORMATION

As a stockholder of Choice Hotels International, Inc., you have a right to vote on certain matters affecting the Company. This proxy statement discusses the proposals on which you are voting this year. Please read it carefully because it contains important information for you to consider when deciding how to vote. Your vote is important.

In this proxy statement, we refer to Choice Hotels International, Inc. as “Choice Hotels” or the “Company”.

The annual report (including certified financial statements) for the fiscal year ended December 31, 2003, is being mailed with this proxy statement. The annual report is not part of the proxy solicitation material.

The Board of Directors is sending proxy material to you and all other stockholders on or about March 22, 2004. The Board is asking for you to vote your shares by completing and returning the proxy card.

QUESTIONS AND ANSWERS

Q.	Who can vote at the Annual Meeting?

A.	Stockholders who owned Company common stock on March 10, 2004 may attend and vote at the annual meeting. Each share is entitled to one vote. There were 34,314,599 shares of Company common stock outstanding on March 10, 2004.

Q.	Why am I receiving this Proxy statement?

A.	This proxy statement describes proposals on which we would like you, as a stockholder, to vote. It also gives you information on these proposals, as well as other information, so that you can make an informed decision.

Q.	What is the proxy card?

A.	The proxy card enables you to vote whether or not you attend the meeting. Even if you plan to attend the meeting, it is a good idea to complete and return your proxy card before the meeting date just in case your plans change. By completing and returning the proxy card, you are authorizing Charles A. Ledsinger, Jr. and Jerry E. Robertson to vote your shares at the meeting, as you have instructed them on the proxy card.

If a proposal comes up for vote at the meeting that is not on the proxy card, Mr. Ledsinger and Mr. Robertson will vote your shares, under your proxy, according to their best judgment.

Q.	What am I voting on?

A.	We are asking you to vote on:

•	the election of two directors; and

•	the ratification of the appointment of PricewaterhouseCoopers as the Company’s independent auditors for the fiscal year ending December 31, 2004.

The section appearing later entitled “Proposals To Be Voted On” gives you more information on the nominees for election to our Board and the ratification of the Company’s independent auditors.

Q.	How do I vote?

A.	You may vote by mail: You do this by completing and signing your proxy card and mailing it in the enclosed, prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

If you do not mark your voting instructions on the proxy card, your shares will be voted:

•	for the two named nominees for directors, and

•	for the ratification of PricewaterhouseCoopers as the Company’s independent auditors for the fiscal year ending December 31, 2004.

You may vote in person at the meeting: We will pass out written ballots to anyone who wants to vote at the meeting. However, if you hold your shares in street name, you must request a proxy from your stockbroker in order to vote at the meeting. Holding shares in “street name” means you hold them in an account at a brokerage firm.

Q.	What does it mean if I receive more than one proxy card?

A.	It means that you have multiple accounts at the transfer agent or with stockbrokers. Please complete and return all proxy cards to ensure that all your shares are voted.

Q.	What if I change my mind after I return my proxy?

A.	You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:

•	signing another proxy with a later date,

•	sending us a written notice of revocation at the following address: Michael J. DeSantis, Secretary, Choice Hotels International, Inc., 10750 Columbia Pike, Silver Spring, Maryland 20901, or

•	voting at the meeting.

Q.	Will my shares be voted if I do not return my proxy card?

A.	If your shares are held in street name, your brokerage firm, under certain circumstances, may vote your shares.

Brokerage firms have authority under New York Stock Exchange rules to vote customers’ unvoted shares on some “routine” matters.

If you do not give a proxy to vote your shares, your brokerage firm may either:

•	vote your shares on routine matters, or

•	leave your shares unvoted.

When a brokerage firm votes its customers’ unvoted shares on routine matters, these shares are counted to determine if a quorum exists to conduct business at the meeting. A brokerage firm cannot vote customers’ unvoted shares on non-routine matters. These shares are considered not entitled to vote on non-routine matters, rather than as a vote against the matters.

We encourage you to provide instructions to your brokerage firm by giving your proxy. This ensures your shares will be voted at the meeting.

You may have granted to your stockbroker discretionary voting authority over your account.

Your stockbroker may be able to vote your shares depending on the terms of the agreement you have with your stockbroker.

A purchasing agent under a retirement plan may be able to vote a participant’s unvoted shares. If you are a participant in the Choice Hotels Retirement Savings and Investment Plan, the plan’s purchasing agent, under certain circumstances, can vote your shares.

The purchasing agent can vote shares you hold under the plan if the purchasing agent does not receive voting instructions from you. The purchasing agent will vote your unvoted shares in the same proportion as all other plan participants vote their shares.

Q.	How many shares must be present to hold the meeting?

A.	To hold the meeting and conduct business, a majority of the Company’s outstanding shares as of March 10, 2004 must be present at the meeting. This is called a quorum.

Shares are counted as present at the meeting if the stockholder either:

•	is present and votes in person at the meeting, or

•	has properly submitted a proxy card.

Q.	What are my voting choices when voting on the election of directors?

A.	You may vote either “for” or “against” each nominee.

If you give your proxy without voting instructions, your shares will be counted as a vote for each nominee.

Q.	How many votes must the nominees have to be elected as directors?

A.	The two nominees receiving the highest number of votes “for” will be elected as directors.

Q.	What happens if a nominee is unable to stand for election?

A.	The Board may reduce the number of directors or select a substitute nominee. In the latter case, if you have completed and returned your proxy card, Charles A. Ledsinger, Jr. and Jerry E. Robertson can vote your shares for a substitute nominee. They cannot vote for more than two nominees.

Q.	What are my voting choices when voting on the ratification of the appointment of PricewaterhouseCoopers as the Company’s independent auditors for the fiscal year ending December 31, 2004?

A.	You may vote either “for” or “against” the ratification.

If you give your proxy without voting instructions, your shares will be voted for the ratification.

Q.	How many votes are needed to ratify the appointment of PricewaterhouseCoopers as the Company’s independent auditors for the fiscal year ending December 31, 2004?

A.	If more shares are voted “for” the ratification than against it, the appointment is ratified.

Q.	How are votes counted?

A.	Voting results are tabulated and certified by our transfer agent, SunTrust Bank.

Q.	Is my vote kept confidential?

A.	Proxies, ballots and voting tabulations identifying stockholders are kept confidential and will not be disclosed except as may be necessary to meet legal requirements.

Q.	Where do I find voting results of the meeting?

A.	We will announce preliminary voting results at the meeting. We will publish the final results in our quarterly report on Form 10-Q for the second quarter of 2004. We will file that report with the Securities and Exchange Commission, and you can get a copy by contacting our Investor Relations Hotline at (301) 592-5026 or the SEC at (800) SEC-0330 for the location of its nearest public reference room. You can also get a copy on the Internet through the SEC’s electronic data system called EDGAR at www.sec.gov. You may view the results on the company’s website at www.choicehotels.com. Click on the “About Choice Hotels” link on the website, and then the “Investor Information” link.

Q.	How can I review the Company’s annual 10-K?

A.	The annual report of Choice Hotels on form 10-K, including the financial statements and the schedules thereto, will be furnished without charge to any beneficial owner of securities entitled to vote at this annual meeting. You may view the Form 10-K on the company’s website at www.choicehotels.com. Click on the “About Choice Hotels” link on the website, and then the “Investor Information” link. You may also view the Form 10-K through the SEC’s EDGAR system at www.sec.gov. You may also request a copy by contacting our Investor Relations Hotline at (301) 592-5026.

PROPOSALS TO BE VOTED ON

1.	ELECTION OF CLASS I DIRECTORS

Nominees for directors this year are Jerry E. Robertson and Raymond E. Schultz.

The Board recommends a vote for these nominees.

Each nominee is presently a director of the Company and has consented to serve a new term.

2.	RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2004

We are asking stockholders to ratify the appointment of PricewaterhouseCoopers as the Company’s independent auditors for the fiscal year ending December 31, 2004.

The Audit Committee of the Board has appointed PricewaterhouseCoopers as independent auditors to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2004. During fiscal year 2003, PricewaterhouseCoopers served as the Company’s independent auditors and also provided certain tax and other services. See “Principal Auditor Fees and Services” below. Representatives of PricewaterhouseCoopers are expected to attend the meeting, where they are expected to be available to respond to appropriate questions and, if they desire, to make a statement.

If the appointment is not ratified, the Board will consider whether it should select other independent auditors.

The Board recommends a vote for the ratification of PricewaterhouseCoopers as the Company’s independent auditors for the fiscal year ending December 31, 2004.

BOARD OF DIRECTORS

A. Class I – Nominees for Terms Expiring 2007

Jerry E. Robertson, Ph.D., age 71, Director from 1989 to 1996 and since 1997 and Vice Chairman since January 1998. Retired, Executive Vice President, 3M Life Sciences Sector and Corporate Services from November 1986 to March 1994; Director of Manor Care, Inc. from 1989 to September 1998. Mr. Robertson is also a director of Coherent, Inc. and Steris Corporation.

Raymond E. Schultz, age 70, Director since 1999. Chairman of RES Investments, LLC since January 1999; Chairman and Chief Executive Officer of Promus Hotel Corporation from December 1997 to January 1999; President, Chief Executive Officer and a director of Promus from April 1995 through December 1997. From 1993 to 1995 he served as President and Chief Executive Officer of the Hotel Division of The Promus Companies Incorporated. Mr. Schultz is also a director of TBC Corporation and Equity Inns, Inc.

B. Class II – Terms Expiring 2005

Stewart Bainum, Jr., age 57, Director from 1977 to 1996 and since 1997. He has served as Chairman of the Board of Choice Hotels from March 1987 to November 1996 and since October 1997. He has served as Chairman of the Board of Sunburst Hospitality Corporation since November 1996. He was a director of Manor Care, Inc. from September 1998 to September 2002, serving as Chairman from September 1998 until September 2001. From March 1987 to September 1998, he was Chairman and Chief Executive Officer of the former Manor Care, Inc. (now know as Manor Care of America, Inc.). He served as President of MCA and Chief Executive Officer of ManorCare Health Services, Inc. from March 1987 to September 1998, and as Vice Chairman of MCA from June 1982 to March 1987.

William L. Jews, age 52, Director since 2000. He has served as President and Chief Executive Officer of CareFirst, Inc. since 1998; President and Chief Executive Officer of Blue Cross Blue Shield of Maryland, Inc. until 1998. Mr. Jews is also a director of Ryland Group, Inc., MBNA and Ecolab, Inc.

Ervin R. Shames, age 63, Director since 2002. Since January 1995, Mr. Shames is an independent management consultant to consumer goods and services companies, advising on management and marketing strategy. Since 1996 he has been a Lecturer at the University of Virginia’s Darden Graduate School of Business. From December 1993 to January 1995, Mr. Shames served as the Chief Executive Officer of Borden, Inc. and was President and Chief Operating Officer of Borden, Inc. from July 1993 until December 1993. He served as President and Chief Executive Officer of Stride Rite Corporation from 1990 to 1992, then served as its Chairman, President and Chief Executive Officer until 1993. From 1967 to 1989, he served in various management positions with General Foods and Kraft Foods. Mr. Shames serves as a director and as chairman of the compensation committee of the board of directors of Online Resources Corporation and as a director and chairman of the governance committee of Select Comfort Corporation.

C. Class III –Terms Expiring in 2006

Barbara Bainum, age 59, Director since 1996. Vice Chairman of Commonweal Foundation since December 1999; President and Director of the Commonweal Foundation from December 1990 to February 2001; Vice Chairman of Realty Investment Company, Inc. since October 1999; Director of Realty Investment Company, Inc. from July 1989 to October 1999; Clinical Social Worker for Family Services Agency, Gaithersburg, Maryland, between September 1994 and May 2002. Ms. Bainum is also a director of Sunburst Hospitality Corporation since January 2002.

Charles A. Ledsinger, Jr., age 54, Director since 1998. President, Chief Executive Officer and Director of the Company since August, 1998; President and Chief Operating Officer of St. Joe Company from February 1998 to August 1998, Senior Vice President and Chief Financial Officer of St. Joe Company from May 1997 to

February 1998; Senior Vice President and Chief Financial Officer of Harrah’s Entertainment, Inc. from June 1995 to May 1997; Senior Vice President and Chief Financial Officer of Promus Companies Incorporated from August 1990 to June 1995. Mr. Ledsinger is also a director of FelCor Lodging Trust, Inc., Friendly’s Ice Cream Corporation and TBC Corporation.

Larry R. Levitan, age 62, Director since 1998. Member, IRS Oversight Board since September, 2000, serving as Chairman from September, 2000 to September, 2002. Retired, Managing Partner, Northeast and Southeast Regions and Managing Partner, Communications Industry of Andersen Consulting from September 1995 to August 1997. Mr. Levitan held various positions with Andersen Consulting since 1963.

Number of Directors, Term and Responsibilities

Two directors are nominees for election this year. The remaining six directors will continue to serve the terms consistent with their class, as noted above. Our directors serve staggered terms. This is accomplished as follows:

•	each director serves a three-year term,
•	the directors are divided into three classes,
•	the classes are as nearly equal in number as possible, and
•	the term of each class begins on a staggered schedule.

The Board currently has eight directors, a majority (five) of whom the Board has determined are “independent” under the listing standards of the New York Stock Exchange (NYSE). The Board applies the analysis as set forth in the listing standards of the New York Stock Exchange, except that the Company’s requirements are stricter as follows:

•	No director can be “independent” until five years following the termination or expiration of a director’s employment with the company, rather than one year as currently required under the NYSE rules; and
•	No director can be “independent” who is, or in the past five years has been, affiliated with or employed by a present or former outside auditor of the company until five years after the end of either the affiliation or the auditing relationship, rather than one year as currently required under the NYSE rules; and
•	No director can be “independent” if he or she in the past five years has been part of an interlocking directorate, rather than one year as currently required under the NYSE rules.

In fiscal year 2003, the Board held five meetings and each director attended at least 75% of all meetings of the board and the standing committees of the Board on which he or she served. The non-management members of the Board are required to meet twice a year in executive session without management. Dr. Robertson chairs these meetings. Two such meetings were held in 2003.

The Board is responsible for overseeing the overall performance of the Company. Members of the Board are kept informed of the Company’s business through discussions with the Chairman, the Chief Executive Officer and other members of the Company’s management, by reviewing materials provided to them and by participating in board and committee meetings. Seven members of the Board attended the annual meeting of shareholders in 2003. Members of the Board are encouraged, but not required, to attend the Company’s annual meeting of shareholders.

Pursuant to the Company’s guidelines, which require that a director resign at the next annual meeting after they have attained the age of seventy two, Mr. Robertson will be required to resign as a director at the Company’s next annual meeting as he will have reached the age of 72. The nominating committee is currently undertaking a search for a replacement director and it is expected that the board will fill the vacancy prior to next year’s annual meeting to serve for the balance of Mr. Robertson’s term.

Contacting the Board of Directors

If you wish to contact the Board as a whole, you may do so by sending an email to board@choicehotels.com. If you wish to contact only the Audit Committee, which consists solely of independent directors, you may do so by sending an email to audit_committee@choicehotels.com. The chair of the Company’s Audit Committee has direct access to those email addresses, and will determine whether to provide emails to the Board or to the Audit Committee, as applicable.

Committees of the Board

The standing committees of the Board of Directors include the Audit Committee, the Compensation/Key Executive Stock Option Plan Committee, the Nominating and Corporate Governance Committee and the Diversity Committee. All of the current members of the Audit Committee, the Compensation/Key Executive Stock Option Plan Committee and the Nominating and Corporate Governance Committee are independent, as required by the committee charters and the current listing standards of the New York Stock Exchange.

The Board has determined that Larry Levitan qualifies as an Audit Committee “financial expert” under the Sarbanes-Oxley Act of 2002 and the SEC rules implementing the act. Mr. Levitan’s relevant experience that the Board considered included:

•	Maintained status as CPA from 1965 to 1989;
•	Experience early in his career in preparing and auditing financial statements;
•	Experience in analyzing public company financial statements as a consultant for Andersen Consulting;
•	His length of service on the Choice Board (5.5 years) and Audit Committee (4.5 years) in conjunction with the level of complexity of the company’s financial statements.

The current members of the standing committees are as follows:

Name of Committee and Members	Functions of the Committee	Meetings held in 2003

Compensation/Key Executive Stock Option Plan Jerry E. Robertson, Chair Raymond E. Schultz Ervin R. Shames

•   administers the company’s stock compensation plans and grants stock options and restricted stock thereunder;

•   reviews compensation of officers and key management employees;

•   recommends development programs for employees such as training, bonus and incentive plans, pensions and retirement;

•   reviews other employee fringe benefit programs;

•   reviews succession plan and management development;

•   sets criteria and guidelines for performance of CEO;

•   assesses performance of CEO against objectives;

•   produces annual committee report for the company’s proxy statement

Three

Audit Larry R. Levitan, Chair Raymond E. Schultz Ervin R. Shames

•   confers separately with independent auditors and internal auditors regarding scope of management examinations;

•   reviews reports of independent auditors and internal auditors, press releases and annual and quarterly reports for filing with the SEC;

•   reviews report of independent auditors about internal controls;

•   establishes complaints procedure regarding accounting and auditing matters;

•   pre-approves all audit and non-audit services by independent auditors;

•   determines selection, compensation and appointment of independent auditors and oversees their work;

•   reviews Company’s policies with respect to risk management

Seven

Name of Committee and Members	Functions of the Committee	Meetings held in 2003

Nominating & Corporate Governance Raymond E. Schultz, Chair Larry R. Levitan Jerry E. Robertson William L. Jews

•   administers the Company’s Corporate Governance Guidelines (see below);

•   determines the size and composition of the Board;

•   engages search firms and recommends candidates to fill vacancies on the Board;

•   determines actions to be taken with respect to directors who are unable to perform their duties;

•   sets the Company’s policies regarding the conduct of business between the company and any other entity affiliated with a director;

•   determines the compensation of non-employee directors

One

Diversity Committee William L. Jews, Chair Barbara Bainum Jerry E. Robertson

•   develops policies to ensure equality of opportunities within the company;

•   reviews and oversees with management the Company’s diversity initiative and programs;

•   reviews the Company’s efforts to increase relationships and links with female and minority-owned suppliers and service providers;

One

The revised Audit Committee charter is appended to this proxy statement as Appendix A and is available on the Company’s website, www.choicehotels.com by following the “About Choice Hotels”—“Investor Information”—“Corporate Governance” links. The charters for the Compensation/Key Executive Stock Option Plan Committee and the Nominating and Corporate Governance Committee are also available on the Company’s website, www.choicehotels.com by following the “About Choice Hotels”—“Investor Information”—“Corporate Governance” links.

Corporate Governance Guidelines

The Corporate Governance Guidelines are a set of principles that provide a benchmark of what is “good” corporate governance. The main tenets of the Guidelines are:

•	Create value for shareholders by promoting their interests
•	Focus on the future: formulate and evaluate corporate strategies
•	Duty of loyalty to the Company by Directors
•	Annual CEO evaluation by independent directors
•	Annual approval of 5-year strategic plan and one-year operating plan
•	Annual assessment of Board and Committee effectiveness by Nominating/Governance Committee
•	Annual self-assessment by Board Committees
•	No interlocking directorships
•	Directors are required to reach and maintain ownership of $100,000 of Company stock
•	Annual report of succession planning and management development by CEO

Compensation Committee Interlocks & Insider Participation

During 2003:

•	none of the members of the Compensation Committee was an officer (or former officer) or employee of the Company or any of its subsidiaries;
•	none of the members of the Compensation Committee entered into (or agreed to enter into) any transaction or series of transactions with the Company or any of its subsidiaries in which the amount involved exceeded $60,000;
•	none of the Company’s executive officers served on the compensation committee (or another board committee with similar functions or, if there was no such committee like that, the entire board of directors) of another entity where one of that entity’s officers served on the Company’s Board Compensation Committee or one of its executive officers served as a director on the Company’s Board; and
•	none of the Company’s executive officers was a director of another entity where one of that entity’s officers served on the Company’s Compensation Committee.

Compensation of Directors

We do not pay directors who are also officers of the Company additional compensation for their services as directors. In 2003, compensation for non-employee directors included the following:

•	an annual retainer of restricted stock with a fair market value of $30,000,
•	$2,000 for each committee meeting attended in person, $3,000 for the chair of each such meeting, $500 for each committee meeting held telephonically, $750 for the chair of such a meeting,
•	an option grant at the time of their initial election to purchase 5,000 shares of the Company’s common stock,
•	an option grant at each subsequent annual meeting to purchase 3,500 shares of the Company’s common stock, and
•	expenses of attending Board and committee meetings.

Non-employee directors may elect once a year to defer a minimum of 25% of committee fees to be earned during the year. Any fees which are deferred are used to purchase shares of the Company’s common stock at the end of each fiscal quarter. Such shares are distributed to the director at the time he or she ceases service as a director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

This table shows how much Company common stock is owned by (i) each director of the Company, (ii) the Company’s chief executive officer, the four most highly compensated executive officers, (iii) all officers and directors of the Company as a group and (iv) all persons who are expected to own beneficially more than 5% of the Company’s common stock, as of March 1, 2004. Unless otherwise specified, the address for each of them is 10750 Columbia Pike, Silver Spring, Maryland 20901.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)		Right to Acquire(2)	Restricted Stock(3)	Percentage of Shares Outstanding(4)
Stewart Bainum, Jr.	5,673,982	(5)**	(193,000)	—	17.06%**
Barbara Bainum	5,554,198	(6)**	5,333	2,671	16.25%**
Michael J. DeSantis	16,144	(7)	135,686	14,800	*
William L. Jews	6,329		7,499	2,671	*
Charles A. Ledsinger, Jr.	112,713	(8)	795,563	121,400	*
Larry R. Levitan	4,659		0	2,671	*
Thomas Mirgon	13,828	(9)	102,824	15,800	*
Raymond E. Schultz	13,790		7,499	2,671	*
Ervin R. Shames	3,846		0	2,476	*
Joseph M. Squeri	32,081	(10)	105,745	29,800	*
Jerry E. Robertson, Ph.D.	47,581	(11)	2,499	2,671	*
Wayne Wielgus	6,000	(12)	34,000	14,000	*
All Directors and Executive Officers as a Group (17 persons)	7,009,346		1,089,648	211,631	24.31%
Bruce Bainum	8,001,069	(13)**	—	—	23.40%
Roberta Bainum	4,261,845	(14)**	—	—	12.47%
Stewart Bainum	7,898,713	(15)**	—	—	23.10%
Ronald Baron	2,455,700	(16)	—	—	7.2%
Barclays Entities	2,773,005	(17)			7.7%

*	Less than 1% of class.
**	Because of SEC reporting rules, shares held by certain Bainum family entities are attributed to more than one of the Bainums included in this table because such named Bainums have shared voting or dispositive control. Members of the Bainum family (including various partnerships, corporations and trusts established by members of the Bainum family) in the aggregate have the right to vote approximately 45.84% of the number of outstanding shares of Company common stock.
1.	Includes shares for which the named person:
•	has sole voting and investment power,
•	has shared voting and investment, or
•	holds in an account under the Choice Hotels Retirement Savings and Investment Plan (401(k) Plan)) or the Choice Hotels Nonqualified Retirement Savings and Investment Plan, unless otherwise indicated in the footnotes.
Excludes	shares that:
•	may be acquired through stock option exercises, or
•	are restricted stock holdings.
2.	Shares that can be acquired through stock option exercises through May 1, 2004.
3.	Shares subject to a vesting schedule, forfeiture risk and other restrictions.
4.	Percentages are based on 34,188,251 shares outstanding on March 1, 2004 plus, for each person, the shares which would be issued assuming that such person exercises all options it holds which are exercisable through May 1, 2004.
5.

Includes 1,419,581 shares owned by the Stewart Bainum, Jr. Trust of which Mr. Bainum, Jr. is the sole trustee and beneficiary. Also includes 3,567,869 shares held by Realty Investment Company, Inc. (“Realty”), a real estate management and investment company in which Mr. Bainum, Jr.’s trust owns voting stock and has shared voting authority; 600,000 shares owned by Mid Pines Associates Limited Partnership (“Mid Pines”), in which Mr. Bainum, Jr.’s trust is managing general partner and has shared voting authority;

and 82,067 shares owned by the Stewart Bainum Jr Grantor Retained Annuity Trust—of which Mr. Bainum is the sole trustee and current income beneficiary. Also includes 1,103 shares owned by trusts for the benefit of Mr. Bainum’s great-nephew of which he is the sole trustee. Also includes 3,362 shares which Mr. Bainum, Jr. has the right to receive upon termination of his employment with the Company pursuant to the terms of the Choice Hotels International, Inc. Non-Qualified Retirement Savings and Investment Plan (“Non-Qualified Savings Plan”).

6.	Includes 1,187,193 shares owned by the Barbara Bainum Trust of which Ms. Bainum is the sole trustee and beneficiary. Also includes 600,000 shares owned by Mid Pines, in which Ms. Bainum’s trust is a general partner and has shared voting authority; 3,567,869 shares owned by Realty, in which Ms. Bainum’s trust owns voting stock and has shared voting authority; and 85,742 shares owned by the Barbara Bainum Grantor Retained Annuity Trust—of which Ms. Bainum is the sole trustee and current income beneficiary. Also includes 113,394 shares owned by trusts for the benefit of Ms. Bainum’s adult sons and nephews of which Ms. Bainum is the sole trustee.
7.	Includes 1,258 shares held under the Choice Hotels Qualified Savings and Investment Plan (“401(k) Plan”) and 1,968 shares held under the Non-Qualified Savings Plan.
8.	Includes 986 shares held under the 401(k) Plan and 1,285 shares held under the Non-Qualified Savings Plan.
9.	Includes 1,244 shares held under the 401(k) Plan and 506 shares held under the Non-Qualified Savings Plan.
10.	Includes 1,376 shares held under the 401(k) Plan, 2,550 shares held under the Non-Qualified Plan, and 1,594 shares held by his spouse.
11.	Includes 15,500 shares owned by the JJ Robertson Limited Partnership, of which Mr. Robertson and his wife are the general partners with shared voting authority, and 12,145 shares owned by the Jerry E. Robertson Living Trust.
12.	Includes 469 shares held under the 401(k) Plan.
13.	Includes 2,119,451 shares owned by the Bruce Bainum Trust of which Mr. Bainum is the sole trustee and beneficiary. Also includes 1,574,393 shares owned by the Roberta Bainum Irrevocable Trust, of which Mr. Bainum is the trustee. Also includes 600,000 shares owned by Mid Pines, in which Mr. Bainum’s trust is a general partner and has shared voting authority; 3,567,869 shares owned by Realty in which Mr. Bainum’s trust owns voting stock and has shared voting authority; and 105,862 shares owned by the Bruce Bainum Grantor Retained Annuity Trust—of which Mr. Bainum is the sole trustee and current income beneficiary. Also includes 33,494 shares owned by a trust for the benefit of Mr. Bainum’s adult son of which Mr. Bainum is the sole trustee. Mr. Bainum’s address is 10770 Columbia Pike, Silver Spring, Maryland, 20901.
14.	Includes 600,000 shares owned by Mid Pines, in which Ms. Bainum is a general partner and has shared voting authority; 3,567,869 shares owned by Realty in which Ms. Bainum’s trust has voting stock and has shared voting authority; and 93,976 shares owned by the Roberta Bainum Grantor Retained Annuity Trust— of which Ms. Bainum is the sole trustee and current income beneficiary. Ms. Bainum’s address is 10770 Columbia Pike, Silver Spring, Maryland, 20901.
15.	Includes 1,953,143 shares held directly by the Stewart Bainum Declaration of Trust, of which Mr. Bainum is the sole trustee and beneficiary; 3,567,869 shares held directly by Realty, in which Mr. Bainum and his wife’s trusts own voting stock and have shared voting authority; 112,200 shares held by Cambridge Investments, LLC in which Mr. Bainum is the sole managing member; and 30,000 shares owned by Edelblut Inc, a private investment company in which Mr. Bainum and his wife own all the stock. Also includes 2,235,501 shares held by the Jane L. Bainum Declaration of Trust, the sole trustee and beneficiary of which is Mr. Bainum’s wife. Mr. Bainum’s address is 10770 Columbia Pike, Silver Spring, MD 20901.
16.	As of March 1, 2004 based on information provided by Mr. Baron. Mr. Baron’s address is 450 Park Avenue, Suite 2800, New York, New York 10022. Pursuant to a letter agreement dated January, 1998 between the Company, Mr. Baron and entities under the control of Mr. Baron (together with Mr. Baron, the “Baron Entities”), each Baron Entity covenanted not to (i) acquire any additional shares of stock or security convertible into stock of the Company; (ii) take any action or participate in any transaction which may constitute an event of default under the Company’s Credit Facility or (iii) seek representation on the Board of Directors of the Company.
17.	In providing the information in this table and footnote regarding the Barclays entities, the Company is relying on the Schedule 13G filed by the Barclays entities on February 17, 2004, which indicated share ownership as of December 31, 2003. Includes 2,447,029 shares owned by Barclays Global Investors, N.A., 183,476 shares owned by Barclays Global Fund Advisors, and 142,500 shares owned by Barclays Bank PLC. Barclays Global Investors, N.A., has sole voting power with respect to 2,208,803 shares. The address for Barclays Global Investors, N.A. and Barclays Global Fund Advisors is 45 Fremont Street, San Francisco, CA 94105. The address for Barclays Global Investors, Ltd. is Murray House, 1 Royal Mint Court, London, EC3N 4HH. The shares are held by the Barclays entities in trust accounts for the economic benefit of the beneficiaries of those accounts.

EXECUTIVE COMPENSATION

This table shows, for the last three fiscal years, compensation information for the Company’s Chief Executive Officer, the next four most highly compensated executive officers. We refer to each of these officers as a “named officer”.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Annual Compensation				Long-Term Compensation			All Other Compensation(3)
						Restricted Stock Awards($)(2)		Stock Option Shares(#)
		Salary	Bonus	Other(1)
Charles A. Ledsinger, Jr. President & Chief Executive Officer	2003 2002 2001	$641,543 $610,961 $576,540	$575,831 $358,150 $357,500		— —	$ $ $	— 2,080,000 611,310	90,000 70,000 —		$67,887 $17,296 $16,400

Wayne Wielgus(1) Senior Vice President, Marketing	2003 2002 2001	$330,501 $317,385 $304,423	$233,822 $151,951 $150,000	$	— — 239,855		— — $149,100	35,000 35,000 —		$28,309 — —

Joseph M. Squeri Senior Vice President, Development Chief Financial Officer	2003 2002 2001	$318,270 $302,135 $260,962	$220,267 $132,023 $126,500		— — —		— — $342,930	37,500 46,000 —	$ $ $	40,032 7,828 6,803

Thomas Mirgon Senior Vice President, Human Resources and Administration	2003 2002 2001	$293,962 $284,730 $273,731	$209,765 $134,719 $141,570		— — —		— — $253,470	30,000 27,500 —	$ $ $	36,883 8,211 7,878

Michael J. DeSantis Senior Vice President and General Counsel	2003 2002 2001	$260,724 $249,732 $237,116	$187,150 $117,836 $115,025		— — —		— — $253,470	30,000 27,500 —	$ $ $	31,570 7,113 6,369

1.	Other Annual Compensation for Mr. Wielgus included in 2001: $50,000 payment pursuant to his employment agreement, $162,514 in relocation expenses, $11,861 in automobile allowance, and $15,480 in life insurance and estate planning expenses.

SEC regulations exclude from proxy statement reporting requirements a named officer’s perquisites if their value in any year is less than (a) $50,000 or (b) 10% of the named officer’s annual salary and bonus in that year. Based on these regulations, we have only reported perquisites noted above.

2.	On November 13, 2002, Mr. Ledsinger was granted 100,000 shares of restricted stock under his employment agreement. The shares vest in five equal annual installments beginning on November 13, 2003. On February 7, 2001, each of the named officers was granted a restricted stock award which vests in five equal annual installments beginning on February 7, 2002. The named officers are entitled to all dividends on such shares.

The total number of restricted shares held by each Named Officer in Fiscal Year 2003 and the aggregate value of all restricted shares held by such Named Officer is as follows:

Named Officer	Shares Granted		Aggregate Restricted Holdings as of December 31, 2003	Value of All Restricted Shares as of December 31, 2003
	2002	2003
Charles Ledsinger	100,000	0	0	132,800	$3,014,560
Michael J. DeSantis	0	0	0	13,600	$308,720
Thomas Mirgon	0	0	0	13,600	$308,720
Joseph Squeri	0	0	0	18,400	$417,680
Wayne Wielgus	0	0	0	8,000	$181,600

3.	For Messrs. Ledsinger, DeSantis, Mirgon, Wielgus and Squeri, represents amounts contributed in stock by the Company under its 401(k) Plan and Executive Deferred Compensation Plan, which provide retirement and other benefits to eligible employees, including the named officers.

STOCK OPTION GRANTS IN 2003

	Individual Grants(1)					Potential Realizable Value of Assumed Rate of Stock Price Appreciation for Option Term
Name	Number of Options Granted	Percentage of Total Options Granted to all Employees in 2003	Exercise Base Price Per Share		Expiration Date
						5%		10%
Charles A. Ledsinger, Jr.	22,500 67,500	3.28 9.83	$ $	20.44 20.44	2/11/2013 2/11/2013	$ $	289,158 867,474	$ $	732,783 2,198,349

Michael J. DeSantis	4,195 25,805	0.61 3.76	$ $	20.40 20.40	2/10/2013 2/10/2013	$ $	53,806 330,983	$ $	136,356 838,775

Thomas Mirgon	4,090 25,910	0.60 3.77	$ $	20.40 20.40	2/10/2013 2/10/2013	$ $	52,460 332,330	$ $	132,943 842,188

Joseph M. Squeri	3,845 33,655	0.56 4.90	$ $	20.40 20.40	2/10/2013 2/10/2013	$ $	49,317 431,669	$ $	124,979 1,093,935

Wayne Wielgus	8,750 26,250	1.27 3.82	$ $	20.40 20.40	2/10/2013 2/10/2013	$ $	112,230 336,691	$ $	284,413 853,240

(1)	For each officer, the number of incentive stock options and non-qualified stock options granted by the Company are reported in separate lines.

AGGREGATED OPTION EXERCISES IN 2003

AND YEAR-END OPTION VALUES

	Shares Acquired on Exercise		Number of Unexercised Options at December 31, 2003		Value of Unexercised in-the-money Options at December 31, 2003
		Value Realized $	Exercisable	Unexercisable
Name (1)	#		#	#	Exercisable	Unexercisable
Charles A. Ledsinger, Jr.	—	—	728,563	205,000	$16,567,555	$3,380,395
Michael J. DeSantis	5,000	$115,625	109,326	74,920	$2,317,676	$1,253,291
Thomas Mirgon	12,406	$139,299	71,804	81,420	$1,442,716	$1,389,139
Joseph M. Squeri	42,979	$940,378	79,079	101,891	$1,502,092	$1,614,220
Wayne Wielgus	7,000	$104,895	24,000	87,000	$579,630	$1,625,815

1.	The fair market value of Company common stock on December 31, 2003 was $35.86. The value is calculated on the basis of the difference between the option exercise price and such fair market value multiplied by the number of shares of Company common stock underlying the option.

Employment Agreements

In October 1997, the Company entered into an employment agreement with Stewart Bainum, Jr., providing for Mr. Bainum, Jr.’s employment as Chairman of the Company’s Board of Directors. The agreement had an initial term of three years, and continues to be extended by mutual agreement of the parties. Effective February 1, 2002, the agreement was modified to provide Mr. Bainum, Jr. a set salary of $75,000 per year, with no bonus potential.

The Company entered into an amended and restated employment agreement with Charles A. Ledsinger on November 13, 2002. The amended agreement has a term of four years from November 13, 2002 and provides for an initial base salary of $614,800 per annum, subject to annual adjustments and a target bonus of 65% of his base compensation, based on Company performance. His current 2004 base salary is $680,000. Pursuant to the amended employment agreement, Mr. Ledsinger was granted 100,000 shares of restricted Company common stock. The agreement provides that at age 55, Mr. Ledsinger will be deemed to have 10 years of services for purposes of the Executive Deferred Compensation Plan (discussed below) and credited with 10 years of service in addition to his actual years of service for purposes of the Supplemental Executive Retirement Plan (discussed below). The agreement also contains a change of control provision which provides for a severance payment equal to 250% of his base salary and 250% of a prior year’s bonus if he is terminated within twelve months of a change of control of the Company.

The Company has entered into employment agreements with each of the officers listed below. Each agreement is for a term of five years from the effective date (such term automatically extends for one year periods unless notice is given) and provides for a specified base salary, which is subject to annual adjustment, and an annual bonus up to a specified percentage of that officer’s base salary. The annual bonus is based on performance criteria. Each agreement also contains a change of control provision which provides for a severance payment equal to 200% of the officer’s base salary and 200% of a prior year’s bonus if he is terminated within twelve months of a change of control of the Company.

The following table provides the term and compensation payable under each officer’s employment agreement:

Officer	Effective Date	Current 2004 Base Compensation	Target Bonus
Michael DeSantis	April 29, 1998	$273,000	50% of Base
Thomas Mirgon	March 3, 1997	$304,000	50% of Base
Joseph Squeri	June 3, 1999	$350,000	50% of Base
Wayne Wielgus	September 5, 2000	$346,000	50% of Base

Retirement Plans

The Company has adopted the Choice Hotels International, Inc. Amended and Restated Supplemental Executive Retirement Plan (the “SERP”). Participants are the CEO and officers who report directly to the CEO.

Participants in the SERP receive a monthly benefit for life based upon final average salary and years of service. Final average salary is the average of the monthly base salary and bonuses earned in a 60 month period which produces the highest average out of the 120 months of employment, prior to the first occurring of the early retirement date or the normal retirement date. The nominal retirement age is 65, and participants must have a minimum of 5 years of service. Participants may retire at age 55 with 10 years of service and may elect to receive benefits commencing prior to age 65. All of the Named Officers who are participants are age 55 or younger, so that none of their compensation reported above would be included in the final average salary calculation.

Assuming that the following officers continue to be employed by the Company until they reach age 65, their credited years of service are as follows:

Name of Individual	Current Years of Service	Years of Service at Age 65
Charles A. Ledsinger[1]	5	26
Michael J. DeSantis	8	28
Thomas Mirgon	7	24
Joseph Squeri	7	34
Wayne Wielgus	4	20

1. Mr. Ledsinger’s employment agreement provides that upon attaining age 55, he will be credited with an additional 10 years of service for purposes of the SERP.

The table below sets forth estimated annual benefits payable upon retirement to persons in specified compensation and years of service classifications.

PENSION PLAN TABLE

Remuneration	Years of Service
	15	20	25	30	35
$125,000	$18,750	$28,125	$37,500	$37,500	$37,500
$150,000	$22,500	$33,750	$45,000	$45,000	$45,000
$175,000	$26,250	$39,375	$52,500	$52,500	$52,500
$200,000	$30,000	$45,000	$60,000	$60,000	$60,000
$225,000	$33,750	$50,625	$67,500	$67,500	$67,500
$250,000	$37,500	$56,250	$75,000	$75,000	$75,000
$300,000	$45,000	$67,500	$90,000	$90,000	$90,000
$400,000	$60,000	$90,000	$120,000	$120,000	$120,000
$450,000	$67,500	$101,250	$135,000	$135,000	$135,000
$500,000	$75,000	$112,500	$150,000	$150,000	$150,000

The above benefits are straight life annuity amounts, although participants have the option of selecting a joint and 50% survivor annuity or ten-year certain payments. The benefits are not subject to offset for social security and other amounts.

In October 1997, the Company established the Choice Hotels International, Inc. Retirement Savings and Investment Plan (the “401(k) Plan”). The 401(k) Plan is a defined contribution retirement, savings and investment plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and includes a cash or deferred arrangement under Section 401(k) of the Code. All employees age 21 or over and who have worked for the Company for a twelve month period during which such employee completed at least 1,000 hours will be eligible to participate. Subject to certain non-discrimination requirements, each employee will be able to contribute an amount to the 401(k) Plan on a pre-tax basis up to 15% of the employee’s salary, but not more than the limit established from time to time by the Internal Revenue Service. The Company will match contributions made by its employees subject to certain limitations. The amount of the match will be equal to a percentage of the amount of salary reduction contribution made on behalf of a participant during the plan year based upon a formula that involves the profits of the Company for the year and the number of years of service of the participant. Amounts contributed by the Company pursuant to its 401(k) Plan for Named Officers are included in the Summary Compensation Table under the column headed “All Other Compensation”.

In 2002, the Company adopted the Choice Hotels International, Inc. Executive Deferred Compensation Plan (“EDCP”), which became effective January 1, 2003. For the CEO and officers who report directly to the CEO, this plan replaces a Company sponsored non-qualified savings plan for certain employees, and those persons are no longer entitled to continue contributions to the non-qualified savings plan. Under the EDCP, participants may defer up to 90% of their base salary and 100% of their bonus. The Company will match up to 15% of any deferred salary, offset by amounts matched under the 401(k) Plan. The participant’s right to any Company match amount vests at 20% per year from the time the participant joined the plan. After the fifth year of service, all past and future match amounts are 100% vested. A participant may elect a return at either the annual yield of the Moody’s Average Corporate Bond Rate Yield Index plus 3% or a return based upon returns which track an investment portfolio selected by the EDCP’s administrators. Amounts contributed by the Company under the EDCP for the Named Officers is included in the Summary Compensation Table under the column labeled “All Other Compensation.”

The Company match under the 401(k) Plan and the EDCP is limited to a maximum aggregate of 15% of the annual salary of a participant.

THE FOLLOWING COMPENSATION COMMITTEE REPORT AND THE PERFORMANCE GRAPH THAT APPEARS IMMEDIATELY AFTER SUCH REPORT SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

In this section, we describe our executive compensation policies and practices, including the compensation we pay our Chief Executive Officer and the next four most highly compensated executive officers.

BOARD COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

The Compensation/Key Executive Stock Option Plan Committee consists of Jerry E. Robertson, Ervin R. Shames and Raymond E. Schultz. No member of our committee during 2003 was an employee of the Company or any of its subsidiaries. Each member qualifies as a “non-employee director” under Rule 16b-3 of the Securities and Exchange Act of 1934, as an “outside director” as defined in Section 162(m)(3) of the Internal Revenue Code and as “independent” under the listing standards of the New York Stock Exchange.

The following philosophy and principles have been set forth as a framework within which our committee operates.

Compensation Committee Philosophy and Guiding Principles

•	Attract and retain talented management;

•	Closely align management’s interests and actions with those of shareholders through the establishment of appropriate award vehicles;

•	Reward employees for enhancing shareholder value through sustained improvement in earnings per share;

•	Position base pay at market so that the Company can vary total compensation costs with financial results by means of variable pay; and

•	Recognize the concept that executive officers individually, and as a group, should have a significant ownership stake in the Company.

Executive Compensation Policies

Compensation Levels

Our committee relates total compensation levels for the Company’s executive officers to the total compensation paid to similarly situated executives based on various independently published compensation surveys, primarily conducted and approved by independent consultants. Summary data on a lodging industry peer group, a franchise industry peer group, and companies of similar size in the service sector are used as the comparison groups. Total compensation is targeted to approximate the median of the competitive market data and comparison companies. However, because of the performance-oriented nature of the incentive programs, total compensation may exceed market norms when the Company’s targeted performance goals are exceeded. Similarly, total compensation may lag the market when performance goals are not achieved. Compensation for the Chief Executive Officer and other executive officers was set in February 2003. For the twelve months ended December 31, 2003, total compensation for the President and Chief Executive Officer and for all of the other executive officers was in line with the competitive median.

Policy with Respect to Qualifying Compensation for Deductibility

Section 162(m) of the Code imposes a $1 million ceiling on tax-deductible compensation paid to the Chief Executive Officer and the next four most highly compensated executive officers. Certain types of compensation are only deductible if performance criteria are set and stockholders have approved the compensation arrangements. The Company believes that while it is generally in the best interest of stockholders to structure compensation plans so that compensation is deductible under Section 162(m), there may be times when the benefit of the deduction would be outweighed by other corporate objectives, such as the need for flexibility.

Restricted stock and stock option awards under the Company’s Long-Term Incentive Plan do not meet the requirement necessary for exemption as performance-based compensation. In connection with Charles A. Ledsinger’s amended employment agreement, Mr. Ledsinger was granted 100,000 non-performance based restricted shares of Company Common Stock, of which one-fifth vests in each of November 2003, 2004, 2005, 2006 and 2007. Mr. Ledsinger was also granted 41,000 shares of non-performance based restricted stock on February 7, 2001, which vest in five equal annual installments beginning on February 7, 2002. At vesting, the fair market value of such shares will be compensation to Mr. Ledsinger and included in calculating the $1 million ceiling unless he elects to defer receipt of such shares at vesting. In 2003 and 2004, Mr. Ledsinger has elected to defer the shares vesting in those years. Additionally, the 1998 employment agreement provided for options to purchase 498,563 shares of Company Common Stock which were granted outside of the 1997 Incentive Plan and which vest in five equal annual installments beginning July 31, 1999. Upon the exercise of such options by Mr. Ledsinger during any fiscal year, his gain (the difference between the fair market value on the date of exercise and the exercise price) will be included in calculating the compensation for that fiscal year for which the federal income tax deduction is disallowed. Our Committee intends to monitor the Company’s compensation programs with respect to such laws.

Annual Compensation

The base salary pay practice as previously adopted by the Compensation Committee is to target compensation at the 55th percentile of the market range among the comparison groups for a particular position and to adjust as appropriate for experience and performance.

Annual merit adjustments for the executive officers affecting compensation paid in the twelve months ended December 31, 2003 were set in February 2003.

The performance measurements for awards under the annual cash bonus program focus heavily on management’s responsibility to deliver earnings per share based on earnings per share from continuing operations at established annual targets. For executive officers other than the Chief Executive Officer, the measurements include specific performance objectives directly accountable to such executive officer. These performance objectives, where applicable, could include licensee/customer satisfaction and RevPAR improvement and would incorporate each executive officer’s accountability for the successful execution of key initiatives tied to achievement of the Company’s strategic plan. For the 2003 fiscal year, the awards under the annual cash bonus program were based 50% on achieving increased earnings per share and 50% on achieving individual performance objectives. In addition, the annual incentive plans were modified in 2001 to provide that no bonus is paid to the extent that the prior year’s financial targets were not met and also permits bonuses of up to a maximum of 200% of an individual’s target bonus to the extent targets are substantially exceeded. For the fiscal year ended December 31, 2003, for which bonuses were paid in February 2004, actual pay out exceeded the financial targets set by the Committee.

Long-Term Incentives

The Company awards long-term incentives under the 1997 Incentive Plan. The plan gives the Committee the latitude of awarding Incentive Stock Options, non-qualified stock options, restricted stock, and other types of long-term incentive awards. The recommended awards were developed by analyzing peer group average market data and the Company’s past practice. The Committee reviewed and approved a Stock Option Guide Chart for the Company’s executives which utilizes a market based salary multiple to establish a competitive range of stock options from which executive awards could be determined.

Compensation of the Chief Executive Officer

Mr. Ledsinger was appointed Chief Executive Officer and President in August 1998. His base salary is established by his rights under his employment agreement, approved by the Committee. The base salary is reviewed each year by the Committee and is subject to merit increases based primarily on his achievement of performance objectives and the comparison to competitive market data and the comparison companies. The performance objectives vary from year to year but in general relate to such matters as positioning the Company for growth, achieving the Company’s strategic plan and other various financial goals. Although no specific weights are assigned to any particular objective, a greater emphasis is placed on corporate and personal performance than on competitive practices within the industry. In February 2004, the Committee approved a 5.43% annualized merit increase to Mr. Ledsinger’s base salary.

Under the annual cash bonus program, Mr. Ledsinger has the potential to be awarded a target bonus of up to 65% of his base salary if bonus objectives are achieved. Unlike the other executive officers, Mr. Ledsinger’s bonus objectives are tied 100% to earnings per share. For the fiscal year ended December 31, 2003, for which bonuses were paid in February 2004, actual pay out exceeded the financial targets set by the Committee.

THE COMPENSATION COMMITTEE

Jerry E. Robertson, Chairman

Ervin R. Shames

Raymond E. Schultz

PERFORMANCE GRAPH

The following graph compares the performance of Choice common stock with the performance of the New York Stock Exchange US Composite Index (“NYSE US Composite Index”) and the S&P Lodging-Hotels Index “S&P Lodging Index”).

The graph assumes that $100 was invested on December 31, 1998, in each of Choice common stock, the NYSE Composite Index, and the S&P Lodging Index, and that all dividends were reinvested. In addition, the graph weighs the constituent companies on the basis of their respective capitalization, measured at the beginning of each relevant time period.

	Cumulative Total Return
	12/98	6/99	12/99	6/00	12/00	6/01	12/01	6/02	12/02	6/03	12/03
Choice Hotels International, Inc.	100.00	144.29	125.11	72.61	100.00	109.59	161.83	146.19	165.84	199.53	257.53
NYSE US Composite	100.00	110.61	112.17	111.81	115.04	109.44	105.57	95.97	85.86	96.12	110.62
S&P Hotels, Resorts & Cruise Lines	100.00	107.51	99.99	60.16	30.88	85.45	75.85	77.97	67.93	82.88	103.32

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CareFirst BlueCross BlueShield (“CareFirst”) is the Company’s heath care provider, acting as third-party administrator of the Company’s health plan. William L. Jews, a director of the Company, is the President and Chief Executive Officer of CareFirst. In 2003, administration fees of $514,594 were paid by the Company to CareFirst. The Company believes this arrangement is on terms at least as favorable as if obtained from non-related parties.

In January 2003, the Company entered into an Endorsed Vendor Agreement with Ecolab, Inc., whereby the Company endorses and markets Ecolab to its franchisees for cleaning and sanitizing services and products. William L. Jews is a director of Ecolab and the Company. In 2003, Ecolab paid the Company $1,139,193 in marketing and transactional fees. The Company believes this arrangement is on terms at least as favorable as if obtained from non-related parties.

In March 1999, the Company entered into subleases for space in its Silver Spring, Maryland headquarter complex with Realty Investment Company, Inc. (“Realty Investment”) and Commonweal Foundation (“Commonweal”). Company board members Stewart Bainum, Jr. and Barbara Bainum, along with other Bainum family members, own a controlling interest in Realty Investment and Ms. Bainum serves as its Vice Chairman. Additionally, Ms. Bainum is Vice Chairman of Commonweal Foundation. In May 2001, Commonweal assigned its sublease to Realty Investment. The subleases with Realty Investment were extended in April, 2002 through December 31, 2004. During fiscal year 2003, the Company received rent payments of $121,040 from Realty Investment. The rental payments under the sublease are a pass through of the Company’s costs under the master lease. As such, the Company believes the sublease is on terms at least as favorable as if obtained from non-related parties.

On April 30, 2002 and June 5, 2002, the Company entered into Master Aircraft Lease Agreements with Wilderness Investment Company, Inc. (“Wilderness”), a corporation that is solely owned by Stewart Bainum, founder of the Company. The leases permit the Company to lease from time to time a Cessna Citation VI and Cessna Citation VII owned by Wilderness. During fiscal year 2003, the Company incurred a total of $161,563 for aircraft usage pursuant to the lease. Mr. Bainum, who is the father of Stewart Bainum, Jr. and Barbara Bainum, retired from the Board of Directors in August 1998. The Company believes the terms of the aircraft lease are at least as favorable as if obtained from non-related parties.

In addition, the Company and Realty Investment entered into a Flight Crew Services Agreement, pursuant to which Realty Investment provided a pilot and co-pilot for the Company to use upon request. The Company paid Realty Investment $136,822 under this Agreement during fiscal year 2003. The Company believes the terms of the agreement are at least as favorable as if obtained from non-related parties

During 2003, the Company acquired 248,000 shares of Choice Hotels common stock from the Stewart Bainum Declaration of Trust (“SB Trust”). Mr. Bainum is the sole beneficiary and trustee of the SB Trust. The shares were acquired on March 11, 2003 for $24.50 per share, which was the average of the reported high and low trading prices on March 10, 2003.

The Company acquired 126,000 shares of Choice Hotels common stock from the Barbara Bainum Declaration of Trust (“BB Trust”). Ms. Barbara Bainum is the sole beneficiary and trustee of the BB Trust. The shares were acquired on March 11, 2003 at a price of $24.50 per share. The sale price was the average of the reported high and low trading prices on March 10, 2003.

The Company acquired 126,000 shares of Choice Hotels common stock from the Roberta Bainum Irrevocable Trust (“RB Trust”). Ms. Roberta Bainum is the sole beneficiary and Mr. Bruce Bainum is the sole trustee of the RB Trust. The shares were acquired on March 11, 2003 at a price of $24.50 per share. The sale price was the average of the reported high and low trading prices on March 10, 2003.

The Company acquired 1,000 shares of Choice Hotels common stock from Ms. Barbara Bainum. The shares were acquired on March 27, 2003 at a price of $24.80 per share. The sale price was the average of the reported high and low trading prices on March 26, 2003.

The Company acquired 1,000 shares of Choice Hotels common stock from Mr. Stewart Bainum. The shares were acquired on March 27, 2003 at a price of $24.80 per share. The sale price was the average of the reported high and low trading prices on March 26, 2003.

Relationship with Sunburst

When the Company was spun off from Sunburst Hospitality Corporation in October, 1997, the Company and Sunburst entered into certain agreements intended to govern the relationship between the parties after the spinoff. In addition, Sunburst is one of the Company’s franchisees, with a portfolio of 29 hotels as of February 17, 2004. The material terms of certain of these agreements and other arrangements, entered into between the Company and Sunburst, including the franchise agreements with respect to Sunburst’s hotels, are described below.

Senior Subordinated Notes

In connection with the spinoff, the Company loaned to Sunburst approximately $115 million. This loan was represented by a term note in an aggregate principal amount of $115 million (the “Term Note”). In connection with a recapitalization by Sunburst in January 2001, the Company surrendered the Term Note in consideration of approximately $102 million in cash and $35 million in Senior Subordinated Notes.

The Senior Subordinated Notes had a maturity of seven years from issuance. The Senior Subordinated Notes accrued interest at a rate of 11.375% per annum until June 2002, after which time interest became payable semi-annually, in arrears. The notes contained standard and customary high-yield loan terms and conditions.

Redemption

In December 2003, Sunburst redeemed the Senior Subordinated Notes for approximately $45 million. The two companies agreed to amend the prepayment and yield maintenance provisions prior to redemption of the notes, which were originally scheduled for maturity in 2007. As part of the agreement, Sunburst paid a premium on the outstanding principal amount of the notes. The terms and conditions of the redemption were approved by a special committee of the Board of Directors, consisting solely of independent directors, and the Company received a fairness opinion with respect to the transaction from an outside investment advisor.

Franchise Agreements

The Clarion, Comfort, Econo Lodge, Sleep Inn, Quality, MainStay Suites and Rodeway marks are each owned by the Company. Each hotel property owned by Sunburst is subject to a franchise agreement between the Company and Sunburst, as franchisee (the “Franchise Agreements”). (The material terms of such agreements are described below.) Total revenues to the Company for franchising, royalty, and marketing and reservation fees for fiscal year 2003 were $5,273,982.

Term.

Each Franchise Agreement has an initial term of 20 years, except the agreement for Tempe, Arizona which is a year to year agreement. The Franchise Agreements have varying original dates, from 1982 through 1996. Certain Franchise Agreements allow for unilateral termination by either party on the 5th, 10th, or 15th anniversary of the Franchise Agreement.

Termination by Sunburst.

Sunburst (except with respect to one property as described below) may terminate a Franchise Agreement if the Company defaults on its material obligations under such Franchise Agreement and fails to cure such defaults within 30 days following written notice. The Franchise Agreement with respect to the Quality Hotel-Arlington (the “Non-Standard Franchise Agreement”) does not allow Sunburst to terminate such Franchise Agreement.

Termination by Choice.

The Company (except with respect to the Non-Standard Franchise Agreement) may suspend or terminate a Franchise Agreement at any time, if, among other things, Sunburst (a) fails to submit reports when due; (b) fails to pay amounts due under such Franchise Agreement; (c) fails to pay its debts generally as they become due; or (d) receives two or more notices of default for similar reasons for any 12 month period. The Company (except with respect to the Non-Standard Franchise Agreement) may terminate a Franchise Agreement immediately upon notice to Sunburst if, among other things, (a) certain bankruptcy events occur with respect to Sunburst; (b) Sunburst loses possession or the right to possession of the Property; (c) Sunburst breaches transfer restrictions in the related Franchise Agreement; (d) any action is taken to dissolve or liquidate Sunburst; or (e) there is a threat or danger to the public health and safety in the continued operation of the Property. If a Franchise Agreement is terminated by the Company for any of the reasons discussed in the immediately preceding two sentences, Sunburst is required to pay Special Interest equal to the product of (i) the average monthly gross room revenue for the preceding 12 months, multiplied by (ii) the royalty fee percentage (more fully described below), multiplied by (iii) the number of months unexpired under the term of the related Franchise Agreement (in no event less than $21-$50 multiplied by the specified room count).

The Non-Standard Franchise Agreement has termination provisions similar to those in the other Franchise Agreements. The Company may terminate the Non-Standard Franchise Agreement immediately upon notice to Sunburst if, among other things, (a) certain bankruptcy events occur with respect to Sunburst; (b) certain breaches of the related agreements are not remedied; (c) any action is taken to dissolve or liquidate Sunburst; or (d) legal proceedings against Sunburst are not dismissed within a certain period of time. Upon termination, the Franchise Agreement for the Rodeway Inn-Phoenix (Tempe) calls for Special Interest of the greater of (i) $50,000 and (ii) the sum of the previous two years of fees paid by the licensee.

Fees.

The Franchise Agreements require the payment of certain fees and charges, including the following: (a) a royalty fee of between 1.93% to 5.0% of monthly gross room revenues; (b) a marketing fee of between 0.7% and 2.5% plus $0.28 per day multiplied by the specified room count; and (c) a reservation fee of 0.88% to 1.75% of monthly gross room revenues (or 1% of monthly gross room revenues plus $1.00 per room confirmed through Choice’s reservation system). The marketing fee and the reservation fee are subject to reasonable increases during the term of the franchise if the Company raises such fees uniformly among all its franchisees, generally. Late payments (i) will be a breach of the Franchise Agreement and (ii) will accrue interest from the date of delinquency at a rate of 1.5% per month or portion thereof.

Certain Covenants.

The Franchise Agreements impose certain affirmative obligations upon the Company including: (a) to lend the Franchisor an operations manual; (b) to utilize money collected from marketing and reservation fees to promote those aspects of the franchise business; and (c) to periodically inspect the Property. The Franchise Agreements also impose affirmative obligations upon Sunburst including: (a) to participate in a specified reservation system; (b) to keep and comply with the up-to-date version of the Company’s rules and regulations for properly running the specified franchise; (c) to prepare monthly financial and other records; (d) to not interfere with the franchised mark(s) and the Company’s rights thereto; and (e) to maintain certain specified insurance policies.

Assignments.

Sunburst is prohibited from directly or indirectly selling, assigning, transferring, conveying, pledging or mortgaging its interest in the Franchise Agreement, or any equity interest in such franchise interests without the consent of the Company except that, among other things, certain percentages of ownership interests in Sunburst may be transferred without the Company’s consent. The Company’s consent to such transfers, will not be given unless, among other things: (a) all monetary obligations due under the Franchise Agreement are paid to the Company; (b) no defaults under the Franchise Agreement remain uncured; (c) the transferee agrees in writing to upgrade the related Property to the then-current standards; and (d) the transferee agrees to remain liable for all obligations under the Franchise Agreement so transferred.

The Company is permitted to assign all or any part of its rights or obligations under the Franchise Agreements. However, the Franchise Agreements (with the exception of the Non-Standard Franchise Agreement) do not permit the Company to absolve itself from the obligations that it transfers under the Franchise Agreement. Upon the assignment of the Company’s obligations under the Non-Standard Franchise Agreement, the Company will no longer be liable with respect to the obligations it so transfers.

Amendments to Franchising Agreements

In connection with Sunburst’s recapitalization, Choice and Sunburst entered into an Omnibus Amendment of the Franchise Agreements as follows.

Fees.    The Omnibus Amendment provides that (i) Sunburst shall pay an application fee of $20,000 on all future franchise agreements, and (ii) no royalties, marketing or reservation fees shall be payable for a period of two years for the next ten franchise agreements entered into after December 28, 1998. These ten Franchise Agreements shall contain a provision permitting termination by either party only on the tenth or fifteenth anniversary of the date of the contract.

Liquidated Damages Provision.    The amended Franchise Agreements provide that all Franchise Agreements by and between Choice and Sunburst (except as noted below), are amended such that any references to liquidated damages are deleted. The exceptions are any Franchise Agreements related to MainStay Suites and Sleep Inns or any other hotel owned by Sunburst that carried a Choice brand which is not sold by Sunburst within three years from the date such hotel was reflagged with a different non-Choice brands. For these hotels, so long as Sunburst is not in default under the Senior Subordinated Notes and Choice remains the holder of such Notes, any liquidated damages to be paid with respect to any such hotel will not exceed a maximum of $100,000.

Other Amendments to Franchise Agreements. The amended Franchise Agreements provide that if Sunburst sells any property that is the subject of an existing Franchise Agreement with Choice:

•	If that property is not past due on any fees and is not failing a quality assurance review, Choice will enter into a new Franchise Agreement on customary market terms with the buyer (without addendum or property improvement plan); and

•	If that property is not past due on any fees but is failing a quality assurance review, Choice will enter into a Franchise Agreement on customary market terms with a property improvement plan containing only those items necessary to pass such quality assurance review.

Sale of Mainstay Suites.    In July, 2003, Sunburst sold its seventeen Mainstay Suites properties to an unrelated third party. As a result, Sunburst paid the Company $1,700,000, or $100,000 per property, as liquidated damages for such sales, in accordance with the terms and conditions of the applicable Franchise Agreements.

Franchise Fee Credits.    The amended Franchise Agreements provide that Choice shall establish an account to serve as a mechanism for administering the “shortfall balance.” The initial amount credited to the shortfall balance was $2,142,887, which represented the amount by which an agreed upon target cumulative EBITDA for

MainStay Suites hotels subject to the MainStay quota (excluding properties previously sold to Choice) for the period from October 1, 1996 through December 31, 1999 exceeded the actual cumulative EBITDA for such period. For each year beginning January 1, 2001 until the shortfall freeze date, as defined below, the shortfall balance is adjusted by 50% of the amount, if any, by which the target cumulative EBITDA for the preceding year exceeds the actual cumulative EBITDA for such MainStay Suites hotels for such year. Each year, on or prior to February 15 of such year, Sunburst determines the actual cumulative EBITDA for the preceding year in a manner consistent with the calculation of the target cumulative EBITDA and whether an adjustment is warranted and shall deliver written notice thereof to Choice together with the monthly operating statements for each applicable hotel. From and after the earlier of October 15, 2003 and the first year in which no adjustment is required, i.e., the “shortfall freeze date,” no further adjustments shall be determined and the shortfall balance shall thereafter be zero. In 2003, Sunburst was credited $935,708 under this provision.

The shortfall balance, if any, shall be applied by Sunburst as a credit against royalty, reservation and marketing fees payable to Choice as follows:

•	First, to fees payable pursuant to the Franchise Agreements related to the MainStay Suites hotels subject to the MainStay quota for each month prior to the tenth anniversary of the date of each such Franchise Agreement; and

•	Second, to fees payable pursuant to Franchise Agreements for other MainStay Suites hotels or for any other brand developed by Choice.

Prior to the shortfall freeze date, any remainder of the shortfall balance shall carry forward until used.

Potential Conflicts

The ongoing relationship between the Company and Sunburst resulting from the agreements and arrangements described above may potentially give rise to conflict of interest between the Company and Sunburst. With respect to the agreements between the parties, the potential exists for disagreements as to the quality of the services provided by the parties and as to contract compliance. Nevertheless, the Company believes that there will be sufficient mutuality of interest between the two companies to result in a mutually productive relationship.

In addition, Stewart Bainum Jr. serves as Chairman of the Boards of Directors of both the Company and Sunburst and Barbara Bainum serves as a director of both, and Stewart Bainum Jr., Barbara Bainum and other members of the Bainum family own a controlling interest in Sunburst. As a result of the spinoff, certain officers and directors of the Company and of Sunburst, also own shares and/or options or other right to acquire shares in the Company. Appropriate policies and procedures are followed by the Board of Directors of the Company and Sunburst to limit the involvement of Mr. Bainum, Jr., Ms. Bainum (and, if appropriate, relevant officers of such companies) in conflict situations, including requiring them to abstain from voting as directors of either the Company or Sunburst on certain matters which present a conflict between the two companies.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) requires the Company’s reporting officers and directors, and persons who own more than ten percent of the Company’s Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the “Commission”), the New York Stock Exchange and the Company. Based solely on the Company’s review of the forms filed with the Commission and written representations from reporting persons that they were not required to file Form 5 for certain specified years, the Company believes that all of its reporting officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them during the fiscal year ended December 31, 2003, except for the following late filings: Thomas Mirgon was one day late filing a Form 4 on May 19, 2003 and Joseph Squeri was one day late filing a Form 4 on November 12, 2003.

AUDIT COMMITTEE MATTERS

Upon the recommendation of the Audit Committee and in compliance with the regulations of the New York Stock Exchange, the Board of Directors has adopted an Audit Committee Charter setting forth the requirements for the composition of the Audit Committee, the qualifications of its members, the frequency of meetings, and the responsibilities of the Audit Committee. In 2002, the Audit Committee charter was amended, and a copy of the amended charter is appended to this Proxy Statement as Appendix A. The Audit Committee consists of Mr. Levitan as Chairman, Mr. Schultz and Mr. Shames. The Audit Committee is composed of three independent directors within the meaning of the New York Stock Exchange’s rules.

Report of Audit Committee

The Audit Committee is responsible for providing independent, objective oversight of Choice Hotels International, Inc.’s accounting functions and internal controls.

Management is responsible for the Company’s system of internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with Generally Accepted Auditing Standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee those processes.

In this context, the Audit Committee has reviewed and discussed with management and independent auditors, PricewaterhouseCoopers, the Company’s audited financial statements as of and for the year ended December 31, 2003. Management represented that the consolidated financial statements were prepared in accordance with Generally Accepted Accounting Principles (GAAP). The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards (SAS) No. 90, Audit Committee Communications and SAS No. 61, Communications with Audit Committees. Both of these statements were issued by The Standards Board of the American Institute of Certified Public Accountants.

In addition, the Audit Committee has discussed with PricewaterhouseCoopers their independence from the Company and its management, including matters in the written disclosure required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees and the provision of non-audit services by the independent auditors. A disclosure summarizing the fees paid to PricewaterhouseCoopers in 2003 for audit and non-audit services appears under the heading “Principal Auditor Fees and Services” below. All of the material services provided by PricewaterhouseCoopers were pre-approved by the Audit Committee in accordance with its policies and procedures. The Audit Committee received a description of the services and approved them after determining that they would not affect the auditor’s independence.

The Audit Committee discussed with the Company’s internal and independent auditors the overall scopes and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the Audit Committee’s discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Larry R. Levitan, Chairman

Raymond E. Schultz

Ervin R. Shames

RELATIONSHIP WITH INDEPENDENT PUBLIC AUDITORS

On April 30, 2002, Arthur Andersen, LLP were dismissed as the Company’s independent public accounting firm. On April 30, 2002, the Audit Committee appointed PricewaterhouseCoopers to act as the Company’s independent public accounting firm and to audit the Company’s financial statements. Neither Arthur Andersen, LLP’s report on financial statements for 2001 nor PricewaterhouseCoopers’ report on financial statements for 2002 or 2003 contained any adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles. During 2002 and 2001, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. During 2002 and 2003, there were no disagreements with PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

It is expected that representatives of PricewaterhouseCoopers will be present at the annual meeting. They will be given an opportunity to make a statement if they desire to do so, and it is expected that they will be available to respond to appropriate questions and, if they desire, they may make a statement.

PRINCIPAL AUDITOR FEES AND SERVICES

During fiscal year 2003, the Company retained its principal auditor, PricewaterhouseCoopers, to provide services in the following categories and amounts:

Audit Fees

The Company incurred an aggregate of $265,628 and $207,000 for the years ended December 31, 2003 and 2002, respectively, in fees for professional services rendered by PricewaterhouseCoopers in connection with the audits of the Company’s financial statements for the two most recent fiscal years, the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q during the fiscal years ended December 31, 2003 and 2002 and a review of the Company’s Registration Statement on Form S-8 filed in 2003.

Audit-Related Fees

The Company incurred $24,750 and $21,250 in fees for professional services rendered by PricewaterhouseCoopers in connection with the audits of the Company’s employee benefit plan for 2003 and 2002, respectively.

Tax Fees

The Company incurred an aggregate of $23,656 and $28,049 in fees for professional services rendered by PricewaterhouseCoopers in connection with the Company’s taxes for the fiscal yeas ended December 31, 2003 and 2002, respectively. Those services related to New Mexico and Texas state taxes, reviews of certain Company income tax returns.

All Other Fees

The Company incurred an aggregate of $30,400 and $26,400 in 2003 and 2002, respectively, of fees for other services rendered by PricewaterhouseCoopers to the Company and its affiliates for the fiscal year ended December 31, 2003 and 2002, primarily related to audits of the Company’s marketing and reservations activities and renewal fees for the online Comperio accounting technical research software program provided by PricewaterhouseCoopers.

PROCEDURES FOR STOCKHOLDER PROPOSALS AND NOMINATIONS

Under the Company’s Bylaws, nominations for director may be made only by the Board of Directors or a committee of the board, or by a stockholder entitled to vote who has delivered notice to the Company not less than 60, nor more than 90, days before the first anniversary of the preceding year’s annual meeting. The Nominating and Corporate Governance Committee will consider stockholders’ nominees for director provided that such a notice is provided, and that the notice otherwise satisfies the requirements for such notice in the Company’s bylaws.

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. As described above, the Nominating and Corporate Governance Committee will consider properly submitted stockholder nominations for candidates for the Board. Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by the Nominating and Corporate Governance Committee at a meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to the Nominating and Corporate Governance Committee. The committee also will review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

The Bylaws also provide that no business may be brought before an annual meeting except as specified in the notice of meeting (which includes stockholder proposals that the Company is required to set forth in its proxy statement under SEC Rule 14a-8) or as otherwise brought before the meeting by or at the direction of the board or by a stockholder entitled to vote who has delivered notice to the Company (containing certain information specified in the Bylaws) within the time limits described above for a nomination for the election of a director. These requirements are separate and apart from, and in addition to, the SEC’s requirements that a stockholder must comply with in order to have a stockholder proposal included in the Company’s proxy statement under SEC Rule 14a-8.

Stockholder Proposals for 2005 Annual Meeting

Stockholder proposals intended to be presented at the Company’s 2005 Annual Meeting of Stockholders must be received by the Company’s Corporate Secretary no later than December 1, 2004. Such proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the Company’s 2005 proxy materials.

SOLICITATION OF PROXIES

The Company will bear the cost of the solicitation. In addition to solicitation by mail, the Company will request banks, brokers and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of Company common stock of whom they have knowledge, and will reimburse them for their expenses in so doing; and certain directors, officers and other employees of the Company, not specially employed for the purpose, may solicit proxies, without additional remuneration therefor, by personal interview, mail, telephone or telegraph.

OTHER MATTERS TO COME BEFORE THE MEETING

The Board of Directors does not know of any matters which will be brought before the 2004 annual meeting other than those specifically set forth in the notice of meeting. If any other matters are properly introduced at the meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named on the enclose proxy card will have discretion to vote in accordance with their best judgment, unless otherwise restricted by law.

By Order of the Board of Directors

Michael J. DeSantis

Secretary

Dated:  March 22, 2004

Appendix A

AUDIT COMMITTEE

AMENDED AND RESTATED CHARTER

CHOICE HOTELS INTERNATIONAL, INC.

This Amended and Restated Charter of the Audit Committee (the “Committee”) of the Board of Directors of Choice Hotels International, Inc. (the “Company”) was adopted by the Board of Directors of the Company (the “Board”) on September 25, 2002.

1.	Purposes. The primary purpose and function of the Committee are to:

(a)	Assist the Board in fulfilling its oversight responsibilities with respect to:

(i)	The quality and integrity of the Company’s financial reports and other financial information provided by the Company to any governmental body or the public.

(ii)	The Company’s compliance with legal and regulatory requirements.

(iii)	The qualifications and independence of the outside auditors of the Company.

(iv)	The performance of the Company’s internal audit functions and outside auditors.

(v)	The Company’s systems of internal controls regarding finance and accounting established by management and the Board.

(vi)	The Company’s auditing, accounting and financial reporting processes generally.

(b)	Prepare such report or reports as may be required by applicable law, including, without limitation, the Committee report required for the annual proxy statement regarding the scope of the Committee’s responsibilities and the manner of discharge of those responsibilities.

Consistent with this purpose and function, the Committee shall encourage continuous improvement of, and foster adherence to, the Company’s policies, procedures and practices at all levels.

2.	Duties, Responsibilities and Authority. The Committee’s primary duties, responsibilities and authority are as follows:

(a)	Independent Auditors.

(i)	Engagement. The Committee is directly responsible for the appointment, compensation, and oversight of the work of the independent outside auditors of the Company (including resolution of disagreements between management and the independent outside auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work, and such independent outside auditors shall report directly to the Committee. In connection with this requirement the Committee has the sole authority, without seeking the approval of the Board, to engage or discharge independent outside auditors and to approve all audit engagement fees and terms, as well as all significant non-audit engagements with the independent outside auditors.

(ii)

Independence.    In determining who can serve as an independent outside auditor of the Company, the Committee shall follow criteria established by law and the New York Stock Exchange. For example, the Committee shall not select an audit firm for the performance of the audit of the Company (A) if the CEO, CFO or chief accounting officer (or any person serving in an equivalent capacity) of the Company was employed by such audit firm and participated in the Company’s audit in any capacity during the 1-year period preceding the date of the initiation of the audit, or (B) if the lead (or coordinating) audit partner (having primary responsibility for the audit), or the audit partner responsible for reviewing the audit, has performed audit services for the Company in each of the 5 previous fiscal years of the Company (even if such audit partner was employed by a different audit firm during such past audits). The Committee should also consider whether, in order to ensure continuing auditor independence, there should be regular rotation of the outside audit firm itself.

(iii)	Reports. The Committee shall require that the independent outside auditor timely report to the Committee as required by law. The Committee shall obtain and review, at least annually, a report by the independent outside auditor describing the audit firm’s internal quality-control procedures, any material issues raised with respect to audits performed by the audit firm, and any steps taken to deal with any such issues, and (to assess the audit firm’s independence) all relationships between the audit firm and the Company.

(iv)	Independent Discussions with Auditors. The Committee shall regularly review with the outside auditor, without the presence of the management of the Company, any difficulties encountered in the course of its audit work and the responses of the Company’s management, including any restrictions on the scope of the independent outside auditor’s activities or its access to requested information, any significant disagreements with management, the internal controls of the Company and the fullness and accuracy of the Company’s financial statements.

(v)	Pre-Approval of Services by the Auditors. The Committee shall pre-approve all audit and non-audit services (subject to de minimis exceptions described by law) which are provided by the independent outside auditor of the Company, and such pre-approval shall be disclosed on the Company’s 10-Ks and 10-Qs.

(vi)	Hiring Policies. The Committee shall set clear hiring policies with respect to the hiring of employees or former employees of the independent outside auditors.

(b)	Documents/Reports Review.

(i)	Financial Statements. The Committee shall discuss the annual audited financial statements and the quarterly financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussions and Analysis of Financial Condition and Results of Operation.”

(ii)	SEC Filings. The Committee shall review with financial management and the independent outside auditors the 10-K and the 10-Q prior to their filing. The Chair of the Committee may represent the entire Committee for purposes of such review.

(iii)	Releases. The Committee shall discuss earnings press releases as well as financial information and earnings guidance provided to analysts and rating agencies (this can be a general discussion of the types of information to be disclosed and the type of presentation to be made). The Committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance.

(iv)	Management Recommendations. The Committee shall review and discuss with management and the independent outside auditors the annual management recommendations to management prepared by the independent auditors and management’s response.

(v)	Internal Auditor Information. The Committee shall review the regular internal reports to management prepared by the internal auditing department, if any, and management’s response. It shall also review and approve the annual internal audit plan and review, at least annually, the activities of the internal audit functions to provide feedback and guidance. The Committee shall review and assess the qualifications and performance of the internal auditor(s).

(vi)	This Charter. The Committee shall review and update this Charter, at least annually, as conditions dictate.

(c)	Financial Reporting Processes. The Committee shall:

(i)	In consultation with the independent accountants, review the integrity of the Company’s financial reporting processes, both internal and external.

(ii)	Consider the independent accountants’ judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting, including resolution of any disagreement between management and the independent auditors.

(iii)	Consider and approve, if appropriate, major changes to the Company’s auditing and accounting principles and practice as suggested by the independent accountants or management.

(d)	Process Improvement.

(i)	Reporting to the Committee. The Committee shall establish regular and separate systems of reporting to the Committee by each of management and the independent accountants regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

(ii)	Implementation of Approved Changes. The Committee shall review with the independent accountants and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

(e)	Risk Management. The Committee shall discuss policies and guidelines to be followed by management with respect to risk assessment and risk management.

(f)	Report to the Board. The Committee shall report regularly to the Board with regard to any issues that may arise in connection with the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the independent auditors, the performance of the internal audit function, or any other matter of a material nature that may arise in the course of the discharge by the Committee of its responsibilities and duties under this Charter.

(g)	Annual Self Evaluation. The Committee shall undertake an evaluation of the Committee’s effectiveness at least once a year in compliance with legal requirements. Among others, such evaluation may include a review of the major issues regarding the accounting principles used by the Company, significant financial reporting issues, issues as to the adequacy of the Company’s internal controls, special audit steps adopted, earnings press releases, and guidance provided to analysts and rating agencies.

(h)	Complaints Procedures. The Committee shall establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls or audit matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

(i)	Ethical Compliance. The Committee shall establish, review and update periodically a Code of Ethical Conduct and ensure that management has established a system to enforce this Code.

(j)	Outside Advisors. The Committee has the authority, without seeking Board approval, to engage outside legal, accounting or other advisors to assist the Committee in the performance of its duties and responsibilities, and to approve the applicable advisory engagement fees and terms.

(k)	Other. The Committee shall address such other matters as may be referred to the Committee by the Board. The Committee shall generally serve as an independent and objective party to monitor the Company’s financial reporting process and internal control system and to provide an open avenue of communication among the independent accountants, financial and senior management, and the Board.

3.	Composition of the Committee.

(a)	Number. The Committee shall consist of at least three directors.

(b)	Independence. All of the members of the Committee must be “independent” directors. A director is not “independent” unless the Board affirmatively determines on an ongoing basis that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company), based on standards adopted by the Board and consistent with applicable law and applicable requirements of any exchange or self-regulatory organization with which the Company’s shares are listed for trading. In addition, to determine whether a director is “independent,” the following shall be considered:

(i)	Employees. No director who is an employee or a former employee (including non-employee executive officer) of the Company (or an affiliate of the Company) is “independent” until five years following the termination of his or her employment. A director who serves as an interim Chairman or CEO may be excluded from the definition of “former employee” and thus be deemed independent immediately after the termination of his or her service as interim Chairman or CEO. In the event the employment relationship is with a former parent or predecessor of the Company, the director may serve on the Committee after three years following the termination of the relationship between the Company and the former parent or predecessor.

(ii)	Affiliation with Auditor. No director who is, or in the past five years has been, affiliated with or employed by a present or former outside auditor of the Company (or of an affiliate of the Company) is “independent” until five years after the end of either the affiliation or the auditing relationship.

(iii)	Interlocking Directorate. No director can be “independent” if he or she is, or in the past five years has been, part of an interlocking directorate. A director is part of an “interlocking directorate,” if any of the executives of the Company serve on the compensation committee of the company which employs such director.

(iv)	Family Members. A director who has an immediate family member in any of the above categories is not “independent” until the expiration of the applicable “cooling-off” periods. Employment of a family member in a non-officer position does not preclude a determination that a director is “independent.”

(v)	Compensation. In order to be considered “independent” for purposes of serving on the Audit Committee, a director may not, other than in his or her capacity as a member of the Audit Committee, the Board or any other Board committee, accept any consulting, advisory or other compensatory fee from the Company.

(vi)	Affiliation. In order to be considered “independent” for purposes of serving on the Audit Committee, a director may not be an affiliated person of the Company (or any subsidiary of the Company) as such affiliation may be determined by applicable law and the applicable requirements of any exchange or self-regulatory organization with which the Company’s shares are listed for trading, other than in his or her capacity as a member of the Audit Committee, the Board or any other Board committee.

(c)	Financial Literacy of All Members. Each member of the Audit Committee shall be financially literate, as such qualification is interpreted by the Company’s Board of Directors in its business judgment, or shall become financially literate within a reasonable period of time after his or her appointment to the Audit Committee.

(d)	Chair to be Financial Expert. The Chair of the Audit Committee shall be a “financial expert” as such term is defined by the SEC. In determining whether a director is a “financial expert” the Board or the Committee shall consider whether ((A) through education and experience as a public accountant or auditor, (B) as a company’s principal financial officer, comptroller or principal accounting officer, or (C) from a position involving the performance of similar functions) such director has an understanding of GAAP and financial statements, experience in preparing or auditing the financial statements of generally comparable companies and in applying GAAP in connection with accounting for estimates, accruals and reserves, experience with internal accounting controls, and an understanding of audit committee functions.

(e)	Delegation. The Committee is authorized to delegate one or more of its duties to a subcommittee.

(f)	Election of Committee Members. The members of the Committee shall be elected by the Board at the Directors meeting following the Annual Meeting of the Shareholders and shall serve until their successors are duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee shall designate a Chair by majority vote of the full Committee membership.

4.	Meetings of the Committee.

(a)	The Committee shall meet at least six times annually, or more frequently as circumstances dictate and shall consider scheduling meetings to provide adequate opportunity to the Committee to review the annual and quarterly financial statements in advance to their release. The Chair of the Committee shall have the authority to call meetings of the Committee upon reasonable notice and shall preside at all meetings of the Committee. Meetings of the Committee may be conducted by telephone conference if each of the members may simultaneously hear each other member. A majority of the members of the Committee shall constitute quorum for the conduct of business and the Committee shall act by majority vote of the quorum. Action of the Committee may be taken without a meeting if unanimous written consent thereto by each of the members of the Committee is given. The Committee shall keep minutes of its meetings and shall provide copies of such minutes and of actions by written consent to the Board and to the Secretary of the Company for placement in the Company’s minute books.

(b)	The Committee shall periodically meet in separate sessions with each of the management, the internal auditors and the outside auditors.

5.	Funding of the Committee’s Functions by the Company. The Company shall provide for appropriate funding for the Committee, in its capacity as a committee of the Board, in such amounts as may be determined by the Committee, for payment of compensation to the independent auditors and any other advisors engaged by the Committee in connection with the fulfillment by the Committee of its responsibilities and duties hereunder.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR BOTH OF THE PROPOSALS

1. PROPOSAL ONE: Election of two Directors.
☐ FOR all nominees listed below (except as marked to the contrary)	☐ WITHHOLD AUTHORITY to vote for nominees listed below
NOMINEES: Jerry E. Robertson and Raymond Schultz

(Instructions: To withhold authority to vote for any individual nominee, strike through that nominee’s name)

2. PROPOSAL TWO: Ratification of the Appointment of PricewaterhouseCoopers as the Company’s Independent Auditors for the Fiscal Year Ending December 31, 2004.

☐ FOR	☐ AGAINST	☐ ABSTAIN

If you plan to attend the Annual Meeting of Shareholders, please mark the following box and promptly return this Proxy Card.  ☐

Signature

Signature

Dated 2004

(Signatures should correspond exactly with the name or names appearing above. Attorneys, trustees, Executors, administrators, guardians and others signing in a representative capacity should designate their full titles. If the signer is a corporation, please sign the full corporate name by a duly authorized officer.)

é  FOLD AND DETACH HERE  é

CHOICE HOTELS INTERNATIONAL, INC.,

ANNUAL MEETING, MAY 4, 2004 AT 9:00 A.M.

DIRECTIONS TO CHOICE CENTRE

10720 Columbia Pike

Silver Spring, MD 20901

From Washington, DC - 16th Street North to Route 29 (Colesville Road). Pass over the Beltway (495), at which point Colesville Road becomes Columbia Pike. Choice Centre is on the left side approximately 2 miles past the Beltway.

From National Airport - Take George Washington Parkway approximately 8 miles to the Beltway I-495 North. Go North and follow Beltway as it curves East to Exit 30 - North Colesville Road. Go approximately 2 1/2 miles to Choice Hotels Headquarters on your left side.

From Dulles Airport - Use Dulles Free Access (stay off toll road). Go East approximately 18 miles to I-495 North Beltway. Go North and follow Beltway as it curves East to Exit 30 - North Colesville Road. Go approximately 2 1/2 miles to Choice Hotels Headquarters on your left hand side.

From BWI - Take 195 west for 4 miles. The take I-95 south for 14 miles to Highway 198 west toward Burtonsville. Go west 3 miles to Route 29 - Colesville Road. Turn left on Route 29 South and go approximately 7 miles to Choice Hotels Headquarters - next to Mobil gas station.

From Baltimore, MD - Take I-95 South to Highway 198 west toward Burtonsville. Go west 3 miles to Route 29 - Colesville Road. Turn left on Route 29 South and go approximately 7 miles to Choice Centre.

CHOICE HOTELS INTERNATIONAL, INC.

10750 Columbia Pike, Silver Spring, Maryland 20901

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 4, 2004

The undersigned hereby appoints JERRY E. ROBERTSON and CHARLES A. LEDSINGER, JR. and each of them, the true and lawful attorneys and proxies, with full power of substitution, to attend the Annual Meeting of Shareholders of Choice Hotels International, Inc. (The “Company”) to be held on May 4, 2004 at 9:00 a.m. at the Company’s Learning Center, Choice Centre, 10720 Columbia Pike, Silver Spring, Maryland and at any adjournment thereof, and to vote all shares of common stock held of record which the undersigned could vote, with all the powers the undersigned would possess if personally present at such meeting, as designated below.

All shares of Company common stock that are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated herein. If no instructions are indicated for Proposal One or Proposal Two, such proxies will be voted in accordance with the Board of Directors’ recommendation as set forth herein with respect to such proposal(s).